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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                 AMENDMENT NO. 1
                                       TO
                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                PremiumWear, Inc.
                -------------------------------------------------
             (Exact name of registrant as specified in its charter)


              Delaware                                   41-0429620
---------------------------------------     -----------------------------------
(State of incorporation or organization)    (I.R.S. Employer/Identification No.)


         5500 Feltl Road
            Minnetonka, Minnesota                         55343-7902
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(Address of principal executive offices)                   (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:  None.


If this form relates to the registration of a class of securities pursuant to section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box: [_]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check then following box: [X]

Securities to be registered pursuant to Section 12(g) of the Act:

         Title of each class                Name of each exchange on which
         to be so registered                each class is to be registered
         -------------------                ------------------------------

         Common Stock,                      Nasdaq National Market System
         $.01 par value

         Preferred Share                    Nasdaq National Market System
         Purchase Rights
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Item 1.  Description of Securities to be Registered.
         ------------------------------------------

         In connection with the Merger Agreement (the "Merger Agreement") entered into by and among PremiumWear, Inc. (the "Company"), New England Business Service, Inc. ("Parent") and Penguin Sub, Inc. ("Purchaser"), dated May 26, 2000, described in the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on June 9, 2000, the Board of Directors of the Company and Norwest Bank Minnesota, N.A. (the "Rights Agent") have amended the Rights Agreement dated as of July 25, 1997 (the "Rights Agreement") between the Company and the Rights Agent. The purpose of the Amendment to Rights Agreement is to render the Rights Agreement inapplicable with respect to the Offer (as defined in the Merger Agreement), the Merger (as defined in the Merger Agreement), the Merger Agreement and the transactions contemplated thereby and to ensure that (i) neither Parent nor Purchaser nor any of their Affiliates (as defined in the Rights Agreement) or Associates (as defined in the Rights Agreement) is considered to be an Acquiring Person (as defined in the Rights Agreement) and (ii) the provisions of the Rights Agreement, including the occurrence of a Distribution Date (as defined in the Rights Agreement), are not and shall not be triggered by reason of the announcement or consummation of any of the other transactions contemplated by the Merger Agreement. The Amendment to the Rights Agreement is attached Exhibit 1 and incorporated herein by reference.

Item 2.  Exhibits.
         --------

Exhibit 1. Form of Amendment to Rights Agreement between the Company and Norwest Bank Minnesota, N.A., dated June 8, 2000.
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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                     PremiumWear, Inc.



                                     By /s/ James S. Bury
                                        -------------------------------------
                                        James S. Bury, Vice President of Finance

Dated: June 9, 2000